Exhibit 5.1

ANTHONY L.G., PLLC

laura aNTHONy, esq.

GEOFFREY ASHBURNE, ESQ.*

JOHN CACOMANOLIS, ESQ.**

CHAD FRIEND, ESQ., LLM

SVETLANA ROVENSKAYA, ESQ.***

OF COUNSEL:

MICHAEL R. GEROE, ESQ.****

CRAIG D. LINDER, ESQ.*****

PETER P. LINDLEY, ESQ., CPA, MBA

STUART REED, ESQ.

MARC S. WOOLF, ESQ.

www.ANTHONYPLLC.com WWW.SECURITIESLAWBLOG.COM WWW.LAWCAST.COM DIRECT E-MAIL: LANTHONY@ANTHONYPLLC.COM

*licensed in CA

**licensed in FL and NY

***licensed in NY and NJ

****licensed in D.C., CA, NY and MO

*****licensed in FL, CA and NY

December 10, 2020

fuboTV Inc.

1330 Avenue of the Americas

New York, NY 10019

Re:	fuboTV Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to fuboTV Inc., a Florida corporation (the “Company”), in connection with its Registration Statement on Form S-1, filed on October 30, 2020 (as amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), for the registration of the resale from time to time by the selling shareholders of the Company named in the Registration Statement (the “Selling Shareholders”) of up to 68,608,139 shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), consisting of up to (i) 5,298,098 shares of Common Stock (the “Shares”) currently held by the Selling Shareholders, (ii) 4,626,589 shares of Common Stock issuable upon the exercise of outstanding warrants to purchase shares of Common Stock held by the Selling Shareholders (the “Warrants,” and such shares of Common Stock underlying the Warrants, the “Warrant Shares”) to be acquired by the Selling Shareholders upon exercise of the Warrants, and (iii) 58,683,452 shares of Common Stock issuable upon conversion of 29,341,726 shares of Series AA Convertible Preferred Stock held by the Selling Shareholders (the “Series AA Preferred Stock,” and such shares of Common Stock underlying the Series AA Preferred Stock, the “Conversion Shares”) to be acquired by the Selling Shareholders upon conversion of the Series AA Preferred Stock.

In connection with this opinion, we have examined instruments, documents, certificates and records which we have deemed relevant and necessary for the basis of our opinion hereinafter expressed including (1) the Registration Statement, including the exhibits thereto, (2) the Company’s Articles of Incorporation, as amended to date, (3) the Company’s Bylaws, as amended to date, (4) Certificate of Designations of Series AA Convertible Preferred Stock dated March 20, 2020 (“Certificate of Designations”), (5) certain resolutions of the Board of Directors of the Company and (6) such other documents, corporate records, and instruments as we have deemed necessary for purposes of rendering the opinions set forth herein. In such examination, we have assumed: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the genuineness of all signatures; (d) the legal competence or capacity of persons or entities to execute and deliver such documents; (e) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (f) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Act; and (g) all Shares, Warrant Shares and Conversion Shares will be issued and sold in compliance with applicable Federal and state securities laws and in the manner stated in the Registration Statement.

Based upon the foregoing, and the laws of the State of Florida, it is our opinion that:

1.	The Shares have been validly issued and are fully paid and non-assessable.

2.	The Warrant Shares have been duly authorized by all necessary corporate action of the Company, and, upon (i) the due execution by the Company and registration by its registrar of the Warrant Shares, and (ii) delivery and payment therefor upon exercise of the Warrants in accordance with their terms, the Warrant Shares will be validly issued, fully paid and non-assessable.

3.	The Conversion Shares issuable upon conversion of the Series AA Preferred Stock have been duly authorized by all necessary corporate action of the Company and reserved for issuance and, upon issuance and delivery as described in the Certificate of Designations, will be duly and validly issued, fully paid and non-assessable.

We express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, (a) the internal laws of the State of Florida; and (b) the federal laws of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely yours,

/s/ Laura E. Anthony
Laura E. Anthony,
For the Firm

625 N. FLAGLER DRIVE, SUITE 600 • WEST PALM BEACH, FLORIDA • 33401 • PHONE: 561-514-0936 • FAX 561-514-0832